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Filed Pursuant to Rule 424(b)5 Registration No. 333-38047

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 15, 1997

$400,000,000

7 5/8% Notes Due May 15, 2008

     We will pay interest on the notes each May 15 and November 15. The first interest payment will be made on November 15, 2001.

    We may redeem the notes at any time. There is no sinking fund for the notes.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Hilton(1)
Per Note	98.85%	0.625%	98.225%
Total	$395,400,000	$2,500,000	$392,900,000
(1)
Plus accrued interest, if any, from May 11, 2001.

    Delivery of the notes in book-entry form only will be made on or about May 11, 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Credit Suisse First Boston	Morgan Stanley Dean Witter

Co-Lead Managers
Banc of America Securities LLC	UBS Warburg

First Union Securities, Inc.
Scotia Capital
Wachovia Securities, Inc.
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
SG Cowen Securities Corporation
Wells Fargo Brokerage Services, LLC
Deutsche Banc Alex. Brown
Goldman, Sachs & Co.
Utendahl Capital Partners L.P.

The date of this prospectus supplement is May 8, 2001

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

    The words "believes," "anticipates," "expects," "intends," "plans," and "projects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and financial performance and are subject to risks and uncertainties including, among other things,

  •
  factors discussed under the heading "Risk Factors" in our joint proxy statement/prospectus dated October 21, 1999;

  •
  factors identified in our Annual Report on Form 10-K for the year ended December 31, 2000 under the captions "Additional Information—Business Risks" and "—Competition" and "Hotel Operations—Territorial Restrictions" which are incorporated by reference in this prospectus supplement;

  •
  factors identified in our other filings with the Securities and Exchange Commission which are incorporated by reference in this prospectus supplement;

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  the effects of economic conditions;

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  supply and demand changes for hotel rooms;

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  competitive conditions in the lodging industry;

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  relationships with clients and property owners;

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  the impact of government regulations; and

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  the availability of capital to finance growth;

which could cause actual results to differ materially from historical results or those anticipated. Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which we have filed with the Commission are hereby incorporated by reference in, and shall be deemed to be a part of, this prospectus supplement.

      (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K");

      (b) Current Reports on Form 8-K dated February 12, 2001 and February 20, 2001;

      (c) Description of Hilton's Common Stock included in a Registration Statement on Form 8-A filed with the Commission on May 18, 1986; and

      (d) Description of the Rights included in a Registration Statement on Form 8-A filed with the Commission on December 1, 1999.

    All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus supplement and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the

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extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus supplement) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

    This prospectus supplement incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to any person to whom this prospectus supplement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to our Corporate Secretary, Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, California 90210 (telephone number (310) 278-4321).

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    As used in this prospectus supplement, the terms "we," "us," "our" or "Hilton" refer to Hilton Hotels Corporation and its subsidiaries as a combined entity, unless the context otherwise requires. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes and the documents incorporated by reference in this prospectus supplement before making an investment decision.

HILTON HOTELS CORPORATION

General

    We are primarily engaged in the ownership, management and development of hotels, resorts and vacation ownership properties and the franchising of lodging properties. As of December 31, 2000, our hotel system included 1,895 properties, totaling approximately 318,000 rooms worldwide. Of such properties, we owned an interest in and operated 139 hotels, managed 191 hotels owned by others, leased 73 hotels and franchised 1,492 hotels owned and operated by third parties.

    Our hotel brands include Hilton, Hilton Garden Inn, Doubletree, Embassy Suites, Hampton, Homewood Suites by Hilton, Red Lion, Conrad and Harrison Conference Centers. Our hotel system also includes certain properties that are not company branded. We develop and operate vacation ownership resorts through Hilton Grand Vacations Company and its related entities, which we wholly own. We also are engaged in various other activities incidental or related to the operation of hotels.

    Hilton was organized in the State of Delaware on May 29, 1946. Our principal executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, and our telephone number is (310) 278-4321.

Recent Developments

  First Quarter 2001 Earnings

    On April 25, 2001, we reported unaudited earnings for the first quarter of 2001. For the three months ended March 31, 2001, our consolidated revenue increased 5% to $833 million from $793 million in 2000. EBITDA, as defined in "Selected Financial Data," for the quarter ended March 31, 2001 increased 6% to $296 million from $280 million in 2000; and net income decreased 5% to $55 million compared to $58 million in 2000. Excluding non-recurring items in both quarters, net income increased 31% to $55 million compared to $42 million in 2000.

  Financing

    In October 1997, we filed a shelf registration statement with the Securities and Exchange Commission registering up to $2.5 billion in debt or equity securities. At December 31, 2000, available financing under the shelf totaled $2.1 billion. In February 2001, we issued $300 million of 8 1/4% Senior Notes due 2011, leaving $1.8 billion available under the shelf. The 7 5/8% Senior Notes due 2008 to be offered hereunder will also be issued under the shelf, which will leave $1.4 billion available financing under the shelf.

    We have three revolving credit facilities. In October 1996, we entered into a $1.75 billion five-year revolving credit facility. In October 2000, we extended the term of this credit facility from 2001 to 2003 and reduced the commitment under the facility to $1.145 billion, which was the amount outstanding under the facility at the time of the reduction. As of December 31, 2000, the facility had been reduced to $1.084 billion through the repayment of outstanding balances. In February 2001, we used the net proceeds from the issuance of the 8 1/4% Senior Notes due 2011 to pay down outstanding amounts under the facility and reduced the commitment under the facility. As of March 31, 2001, the outstanding balance and commitment under the facility was $700 million.

    In November 1999, we entered into a $1.8 billion revolving credit facility consisting of a $1.4 billion revolver which expires in 2004 and a $400 million 364-day revolver which expires in November 2001. As of March 31, 2001, $1.0 billion of borrowings were outstanding under the $1.4 billion revolver and $109 million of the $1.4 billion revolver supported the issuance of commercial

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paper. The 364-day revolver was undrawn at March 31, 2001. In March 2001, we reduced the commitment under the 364-day revolver to $200 million.

    In June 1998, we entered into a five-year $500 million revolving credit facility to acquire the remaining 50% interest in the Hilton Hawaiian Village Beach Resort & Spa. As of March 31, 2001, $428 million of borrowings were outstanding under the $500 million revolver.

    Total revolving debt capacity of approximately $560 million was available to us at March 31, 2001.

    In September 2000, we entered into a financing agreement pursuant to which we borrowed $500 million for ten years at a fixed rate of 7.95%. Five of our owned hotels serve as collateral for the agreement, the proceeds from which we used to pay down our floating rate revolving debt. In August 2000, we and our partners refinanced the debt on the Hilton New Orleans Riverside, of which we own 67.4%. This property is subject to a $155 million mortgage with a term of ten years at a fixed rate of 8.62%.

  Properties

    In March 2001, we were selected to manage a new 1,200-room convention hotel in downtown Houston, Texas, with completion of construction scheduled in 2003.

    In January 2001, we completed the sale of 52 operating leases and four management contracts on hotels owned by RFS Hotel Investors, Inc. to RFS for approximately $60 million in cash. We also sold 973,684 shares of RFS preferred stock to RFS for $13 million in cash. We have used proceeds from these transactions to further reduce debt.

    In January 2001, we entered into an agreement to affiliate 13 Camino Real hotels and resorts located in Mexico, and one Camino Real hotel in Texas, into our family of brands. Since April 1, 2001, these Camino Real hotels have participated in our Hilton HHonors Worldwide guest reward program, our Hilton Reservations Worldwide reservation system and our sales and marketing programs. In April 2001, the hotel in Texas was rebranded the Hilton Camino Real El Paso. We anticipate that the remaining 13 hotels in Mexico will be rebranded either as Hilton hotels or another of our hotel brands.

    In January 2001, we opened a new 264-unit vacation ownership resort at the Hilton Hawaiian Village Beach Resort & Spa in Honolulu, Hawaii, developed through the conversion of an apartment tower to timeshare units.

    In January 2001, we entered into two year agreements to manage 15 Hampton Inn hotels and one Homewood Suites by Hilton hotel owned by Equity Inns, Inc.

    In January 2001, we sold the Red Lion Hotel in Houston, Texas for approximately $20 million.

    In December 2000, we sold seven Homewood Suites by Hilton properties for approximately $95 million. We entered into long-term management and franchise agreements with the purchaser of these properties.

    In September 2000, we acquired the Cleveland Marriott East in Beachwood, Ohio (which we renamed the Hilton Cleveland) in exchange for our ownership interests in the Doubletree San Antonio Airport and the Doubletree Guest Suites in Southfield, Michigan. We entered into long-term franchise agreements for these two Doubletree properties.

    We are developing a new 1,500-unit vacation ownership resort on Las Vegas Boulevard in Las Vegas, Nevada. We expect to commence sales of the first phase of 297 units of this project in 2002, with completion of construction scheduled in 2003.

    We are developing a new 384-unit vacation ownership resort in Orlando, Florida. We expect to commence sales of the first two phases of 96 units of this project in 2002, with completion of construction scheduled in 2003.

Acquisition Of Promus Hotel Corporation

    On November 30, 1999, we consummated our acquisition of Promus Hotel Corporation through the merger of Promus into one of our wholly owned subsidiaries. As a result of the Promus acquisition,

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we added over 1,450 properties representing over 200,000 rooms to our hotel system, along with a complementary portfolio of hotel brand names including Doubletree, Embassy Suites, Hampton, Homewood Suites, Red Lion and Harrison Conference Centers. The Promus acquisition has created a more diversified and balanced income stream by increasing the percentage of revenues that we derive from management and franchise fees, both of which require little or no ongoing capital investment by us.

Separation of Gaming Business

    On December 31, 1998, we completed a spin-off that split our operations into two independent public corporations, one for conducting our hotel business and one for conducting our gaming business. We retained ownership of the hotel business. We transferred the gaming business to a new corporation named Park Place Entertainment Corporation, and distributed the stock of Park Place to our stockholders on a one-for-one basis.

Hotel Operations

  Owned Hotels

    As of December 31, 2000, we owned a majority or controlling interest in and operated 78 hotels, representing 35,234 rooms. The owned hotels include some of our largest and most profitable hotels, including:

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  the 1,380-room Waldorf=Astoria;
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  the 2,086-room Hilton New York;
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  the 2,545-room Hilton Hawaiian Village Beach Resort & Spa;
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  the 1,895-room Hilton San Francisco;
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  the 1,543-room Hilton Chicago;
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  the 1,639-room Palmer House Hilton;
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  the 1,123-room Hilton Washington; and
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  the 1,600-room Hilton New Orleans Riverside.

    Included in the number of owned hotels are 12 hotels for which we lease the land upon which the hotels are located. The expiration dates of the leases range up to 2044, with certain leases containing renewal options for 30 to 40 years. Under these leases, we own the buildings and leasehold improvements and all furniture and equipment, are responsible for repairs, maintenance, operating expenses and lease rentals, and retain complete managerial discretion over operations. Generally, we pay a percentage rental based on the gross revenue of the facility. Upon the expiration of such leases, the buildings and other leasehold improvements presently owned by us revert to the landlords.

  Leased Hotels

    As of December 31, 2000, we leased 73 hotels, representing 12,602 rooms. Under these leases, we lease the hotel from its owner, manage the hotel and are generally responsible for all aspects of the hotel's operations and recognize all revenues and substantially all expenses associated with the hotel's operations. Although, in general, replacement of furniture, fixtures and equipment is the landlord's responsibility, we are obligated under certain leases to maintain and replace these items. Lease terms typically require us to pay a fixed monthly base rent regardless of the performance of the hotel and a variable rent based on a percentage of revenues.

    In January 2001, we completed the sale of operating leases relating to 52 hotels that we leased pursuant to substantially similar lease agreements with subsidiaries of RFS Hotel Investors, Inc. See "Recent Developments—Properties" for a description of the termination of these leases.

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  Joint Ventures

    As of December 31, 2000, we had a minority or non-controlling ownership interest in and operated 61 hotels, representing 18,148 rooms. These hotels are owned by joint ventures of which we own a minority or non-controlling interest. We have a right of first refusal to purchase additional equity interests in certain of these joint ventures. We manage each of the partially owned hotels for the entity owning the hotel.

  Managed Hotels

    As of December 31, 2000, we managed 191 hotels, representing 51,122 rooms, which are wholly owned by others. Under our standard management arrangement, we operate a hotel for the benefit of its owner, which either owns or leases the hotel and the associated personal property. Our management fee is generally based on a percentage of each hotel's gross revenue plus, in the majority of properties, an incentive fee based on operating performance. The expiration dates of our management agreements range up to 2024 and generally contain renewal options ranging from five to 20 years, subject to certain termination rights.

    Under the management agreements, all operating and other expenses are paid by the owner, and we are generally reimbursed for our out-of-pocket expenses. In turn, our managerial discretion is subject to approval by the owner in certain major areas, including the approval of capital expenditure budgets.

  Franchise Hotels

    As of December 31, 2000, we franchised 1,492 hotels, representing 200,717 rooms, which are owned and operated by third parties. In general, franchisees pay us an initial fee based on the number of rooms in a franchise hotel and a continuing fee based on a percentage of the hotel's room revenue. Although we do not directly participate in the management or operation of franchise hotels, we conduct periodic inspections to ensure that our standards are maintained and render advice with respect to hotel operations. We generally approve the plans for, and the location of, franchise hotels and assist in their design.

Hotel Brands

    We operate hotels through the following brands, which target a wide variety of markets and geographic areas.

  Hilton

    Hilton hotels are upscale, full-service hotels that typically include swimming pools, gift shops and retail facilities, meeting and banquet facilities, restaurants and lounges, room service, parking facilities and other services. The Hilton brand also includes Hilton Suites hotels which are upscale, extended stay all-suite hotels. As of December 31, 2000, there were 228 Hilton hotels, representing 85,243 rooms, located in 40 states, the District of Columbia, Canada and Mexico.

  Hilton Garden Inn

    Hilton Garden Inn hotels are upper mid-market, limited-service hotels that utilize a modular design constructed around a courtyard containing an indoor or outdoor swimming pool. As of December 31, 2000, there were 89 Hilton Garden Inn hotels, representing 12,575 rooms, located in 31 states, the District of Columbia, Canada and Mexico, of which 86 were franchise hotels.

  Doubletree

    Doubletree hotels are full-service hotels in the mid-market to upscale hotel category. The Doubletree brand also includes the Doubletree Guest Suites all-suite hotels and the moderately priced Doubletree Club hotels. As of December 31, 2000, there were 159 Doubletree hotels, representing 42,548 rooms, located in 37 states, the District of Columbia and Latin America.

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  Embassy Suites

    Embassy Suites are upscale, all-suite hotels that feature two-room guest suites with a separate living room and dining/work area and a complimentary cooked-to-order breakfast. Most Embassy Suites hotels are built around a landscaped atrium. In 2000, the Embassy Suites brand earned the J.D. Power Award as "Best in Category" for the second straight year. As of December 31, 2000, there were 158 Embassy Suites, representing 38,510 rooms, located in 36 states, the District of Columbia, Canada, Puerto Rico and Latin America.

  Homewood Suites by Hilton

    Homewood Suites by Hilton are upscale, extended stay hotels that feature residential-style accommodations including business centers, swimming pools, convenience stores and limited meeting facilities. As of December 31, 2000, there were 94 Homewood Suites, representing 10,474 rooms, located in 30 states.

  Hampton

    Hampton Inn hotels are moderately priced hotels with limited food and beverage facilities. The Hampton brand also includes Hampton Inn & Suites hotels which offer both traditional hotel room accommodations and apartment-style suites within one property. In 2000, the Hampton brand earned the J.D. Power Award as "Best in Category" for the second straight year. As of December 31, 2000, there were 1,073 Hampton hotels, representing 111,231 rooms, located in 49 states, Canada, Puerto Rico and Latin America, of which 1,042 were franchise hotels.

  Other Brands

    In addition to the hotel brands described above, as of December 31, 2000, there were 94 hotels, representing 17,242 rooms, operated under other brand names. These hotels are operated under our brand names described below or under third party brands pursuant to contractual arrangements.

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  Red Lion. Red Lion hotels are mid-market, full-service hotels located primarily in the Pacific Northwest. As of December 31, 2000, there were 34 Red Lion hotels in our system, representing 5,681 rooms, located in 10 states.
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  Conrad. Conrad hotels are our upscale, full-service hotels located outside the United States. As of December 31, 2000, we managed, and in some cases partially owned, nine Conrad hotels, representing 3,491 rooms, located in Belgium, Egypt, England, Hong Kong, Ireland, Singapore and Turkey.
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  Harrison Conference Centers. We own and operate Harrison Conference Centers which are conference centers and hotels that target upscale corporate convention groups, executive education and training groups, sales meetings and other group meetings. As of December 31, 2000, we operated 14 Harrison Conference Centers, representing 2,053 rooms.

Vacation Ownership

    Hilton Grand Vacations Company, our wholly owned subsidiary, manages 19 vacation ownership resorts in Florida, two in Nevada and one in Hawaii. In addition, we operate the HGVClub, a points based reservation and exchange system. See "Recent Developments—Properties" for a further description of vacation ownership properties.

USE OF PROCEEDS

    We expect to use the net proceeds we receive from the sale of the notes, estimated to be approximately $393 million, after deduction of estimated offering expenses of approximately $150,000 and underwriting discounts and commissions, to repay indebtedness under the 1996 revolving credit facility and reduce the commitment in a like amount. As of the date of this prospectus supplement, the interest rate on the tranche of the facility to be repaid was 5.875%. We incurred the outstanding indebtedness under this facility for general corporate purposes.

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CAPITALIZATION

    The following table sets forth:

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  our actual capitalization as of December 31, 2000; and

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  our capitalization as of December 31, 2000 as adjusted to give effect to this offering, after deducting estimated expenses and underwriting discounts and commissions.

    You should read this information together with "Selected Financial Data" and "Use of Proceeds" and the consolidated financial statements and related notes presented elsewhere in this prospectus supplement or incorporated by reference herein.

	December 31, 2000
	Actual	As Adjusted
	($ in millions)
Current Maturities of Long-Term Debt:
Total current maturities of long-term debt	$23	$23

Long-Term Debt:(1)
Industrial development revenue bonds at adjustable rates, due 2015	$82	$82
Senior Notes, with an average rate of 7.7%, due 2001 to 2017	1,052	1,052
Senior Notes, with an average rate of 7.2%, due 2002 to 2004(2)	625	625
Mortgage notes, 6.0% to 8.6%, due 2002 to 2022	353	353
7.95% Collateralized borrowings, due 2010	499	499
5% Convertible subordinated notes due 2006	495	495
Commercial Paper	235	235
Revolving loans	2,372	1,979
Other	3	3
2008 Notes offered hereby	—	400
Less current maturities of long-term debt	(23)	(23)

Total long-term debt, net of current maturities	$5,693	$5,700

Stockholders' Equity:
Common stock—500 million shares authorized at $2.50 par value	$947	$947
Additional paid-in capital	861	861
Retained earnings	35	35
Less treasury stock, at cost	(207)	(207)
Other	6	6

Total stockholders' equity	1,642	1,642

Total capitalization	$7,335	$7,342

(1)
Does not include the issuance in February 2001 of $300 million aggregate principal amount of 8 1/4% Senior Notes due 2011, the proceeds of which were used to repay indebtedness under the 1996 revolving credit facility and reduce the commitment in a like amount.

(2)
Park Place Entertainment Corporation has assumed the obligations under these notes. See footnote (9) under the caption "Selected Financial Data."

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SELECTED FINANCIAL DATA

    In the following table, we provide you with our selected financial information. We derived the following historical financial information from our consolidated financial statements as of the dates indicated and for each of the fiscal years in the five year period ended December 31, 2000. We derived the results of operations data below for each of the five years in the period ended December 31, 2000, and the balance sheet data as of December 31, 2000 from financial statements audited by Arthur Andersen LLP. We derived the remaining data from unaudited pro forma financial statements. This information is only a summary and you should read it together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes which are set forth in the reports we have filed with the Securities and Exchange Commission and that are incorporated by reference in this prospectus supplement.

	Years Ended or as of December 31,
	2000		Hilton/ Promus pro forma (unaudited) 1999(1)		1999		1998		1997		1996
	(in millions, except per share amounts and ratios)
Results of Operations:
Revenue	$3,451		$3,161		$2,150		$1,769		$1,475		$947
Operating income	830		703		495		464		395		237
Income from continuing operations	272	(2)	216	(3)	176	(4)	188	(5)	183	(6)	120	(7)
Income from continuing operations per share—Basic	.74		.58		.66		.71		.68		.61
Income from continuing operations per share—Diluted	.73		.58		.66		.71		.68		.61
Other Financial and Operating Data:
EBITDA(8)	$1,271		$1,094		$695		$596		$497		$361
Interest and dividend income	86		75		57		13		17		26
Interest expense	453		409		237		137		90		52
Interest expense, net, from unconsolidated affiliates	16		15		2		4		8		7
Ratio of earnings to fixed charges	1.9x				2.3x		3.2x		4.0x		4.2x
Dividends per common share	.08				.08		.32		.32		.305
Balance Sheet Data:
Cash and equivalents	$47				$104
Total assets	9,140				9,253
Total debt(9)	5,716				6,094
Total stockholders' equity	1,642				1,415

(1)
Assumes the Promus acquisition occurred on January 1, 1999.

(2)
Includes after-tax non-recurring gains totaling $23 million, representing gains on the sale of securities and the termination of post- retirement life insurance programs.

(3)
Includes after-tax non-recurring charges totaling $23 million, representing business combination expenses associated with the Promus acquisition and employment-related expenses associated with the management change following the Promus/Doubletree merger, and after-tax non-recurring gains totaling $16 million, representing gains on the sale of certain owned assets.

(4)
Includes after-tax non-recurring charges totaling $17 million, representing business combination expenses associated with the Promus acquisition.

(5)
Includes after-tax non-recurring charges totaling $10 million, representing our proportionate share of costs associated with the spin-off of Park Place Entertainment Corporation on December 31, 1998.

(6)
Includes after-tax non-recurring charges totaling $10 million, primarily related to the write-off of net costs related to our efforts to acquire ITT Corporation.

(7)
Includes after-tax non-recurring charges totaling $24 million, primarily related to the write-down of certain investments and notes receivable to estimated fair market value.

(8)
EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening expenses and non-cash items. EBITDA can be computed by adding depreciation, amortization, pre-opening expense, interest and dividend income from investments related to operating activities and non-cash items to operating income. EBITDA is presented supplementally because

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  management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. You should not consider this information as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it as an indicator of our overall financial performance. Our method of calculating EBITDA may be different from the methods used by other companies, and therefore comparability may be limited.

(9)
Includes $625 million of long-term debt which, although allocated under a debt assumption agreement to Park Place, remains our legal obligation. At the time of the spin-off of our gaming operations to our stockholders, Park Place assumed and agreed to pay 100% of the amount of each payment required to be made by Hilton under the terms of the indentures governing our $300 million 7.375% Senior Notes due 2002 and our $325 million 7% Senior Notes due 2004. These notes remain in our long-term debt balance and a long-term receivable from Park Place in an equal amount is included in our consolidated balance sheet. If the interest rate on these notes increases due to specified actions by us, we will be required to reimburse Park Place for the increase.

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DESCRIPTION OF NOTES

    The notes offered by this prospectus supplement and the accompanying prospectus constitute a series of debt securities, which are described more fully in the accompanying prospectus, to be issued pursuant to an indenture between Hilton and The Bank of New York, as trustee. The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. Capitalized terms used and not otherwise defined in the following discussion are defined below under "Certain Definitions."

    The following description is a summary of selected portions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. In this description, the terms "Hilton", "we", "us" and "our" refer only to Hilton Hotels Corporation and not to any of its subsidiaries.

Ranking

    The notes:

  •
  are unsecured general obligations of Hilton;

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  are equal in right of payment with all existing and future unsecured senior Debt of Hilton; and

  •
  are senior in right of payment to all existing and future subordinated Debt of Hilton.

    The notes will effectively rank junior to our secured indebtedness and to all liabilities of Hilton's subsidiaries, including trade payables. As of March 31, 2001, after giving effect to this offering, Hilton would have had approximately $4.2 billion of senior Debt outstanding and no secured indebtedness outstanding. Hilton subsidiaries had approximately $934 million of indebtedness outstanding as of March 31, 2001. The indenture will permit Hilton and its subsidiaries to incur additional Debt.

Principal, Maturity and Interest

    The notes will be initially limited to $400 million in aggregate principal amount. Hilton will issue the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2008.

    Interest on the notes will accrue at the rate of 7 5/8% per year. Interest will be payable semi-annually in arrears on May 15 and November 15, beginning on November 15, 2001 to the holders in whose names such notes are registered at the close of business on the immediately preceding May 1 and November 1.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The notes will not be entitled to the benefit of any sinking fund.

    The notes are initially being offered in the principal amount of $400 million. We may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby.

Optional Redemption

    The notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes being redeemed, or

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  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the Redemption Date.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes ("Remaining Life").

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

    "Reference Treasury Dealer" means:

  •
  each of Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, UBS Warburg LLC and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

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    We will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed. If we elect to redeem fewer than all of the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

Additional Covenants of Hilton

    We refer you to the section entitled "Description of Debt Securities" in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants will apply to the notes for the benefit of the holders of the notes:

    Limitation On Liens.  Other than as set forth below under "—Exempted Liens and Sale and Lease-Back Transactions," neither we nor any Restricted Subsidiary will create, assume or suffer to exist any Lien:

  (a)
  upon any Principal Property;

  (b)
  upon any shares of capital stock of any Restricted Subsidiary owned by us or any Restricted Subsidiary; or

  (c)
  securing Debt of any Restricted Subsidiary,

without equally and ratably securing the notes with (or prior to) the Debt secured by such Lien, for so long as such Debt is secured, provided, however, that this limitation will not apply to:

        (1) Liens existing on the date of issuance of the notes;

        (2) Liens existing:

        •
        on property at the time it is acquired through a merger, a consolidation or otherwise by us or a Restricted Subsidiary; or

        •
        on property or securing Debt of, or an equity interest in, any corporation, partnership or other entity at the time such corporation, partnership or other entity becomes a Restricted Subsidiary;

        (3) Liens to secure Debt with respect to all or any part of the acquisition cost or the cost of construction or improvement of property, provided, such Debt is incurred and related Liens are created within 24 months of the acquisition, completion of construction or improvement or commencement of full operation, whichever is later, and such Debt does not exceed the aggregate amount of the acquisition cost and/or the construction cost thereof;

        (4) Liens on shares of capital stock or property of a Restricted Subsidiary to secure Debt with respect to all or part of the acquisition cost of the Restricted Subsidiary, provided, that the Debt is incurred and related Liens are created within 24 months of the acquisition of the Restricted Subsidiary and such Debt does not exceed the acquisition cost of the Restricted Subsidiary;

        (5) Liens to secure Debt incurred to construct additions to, or to make Capital Improvements to, our properties or properties of any Restricted Subsidiary, provided the Debt is incurred and related Liens are created within 24 months of completion of construction or Capital Improvements and such indebtedness does not exceed the cost of such construction or Capital Improvements;

        (6) Liens in favor of us or another Restricted Subsidiary;

        (7) Liens to secure Debt on which interest payments are exempt from Federal income tax under Section 103 of the Internal Revenue Code of 1986, as amended;

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        (8) Liens on the capital stock, partnership or other equity interests we have, or any Restricted Subsidiary has, in any Joint Venture or any Restricted Subsidiary which owns an equity interest in such Joint Venture to secure Debt, provided, the amount of such Debt is contributed and/or advanced solely to such Joint Venture;

        (9) any extension, renewal or replacement, in whole or in part, of any Liens referred to in the clauses (1) through (8) above or of any Debt secured thereby, including premium, if any, provided, that the aggregate principal amount secured does not exceed:

        •
        the greater of (x) the principal amount secured thereby at the time of such extension, renewal or replacement, or, as the case may be, repayment or extinguishment and (y) 80% of the fair market value (in the opinion of our board of directors) of the properties subject to such extension, renewal or replacement; plus

        •
        any reasonable fees and expenses associated with such extension, renewal or replacement;

    and provided, further, that in the case of a replacement thereof, such Debt is incurred and related Liens are created within 24 months of the repayment or extinguishment of the Debt or Liens referred to in clauses (1) through (8) above;

        (10) purchase money liens on personal property;

        (11) Liens to secure payment of workers' compensation or insurance premiums, or relating to tenders, bids or contracts (except contracts for the payment of money);

        (12) Liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

        (13) mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business; and

        (14) Liens in favor of any domestic or foreign government or governmental body in connection with contractual or statutory obligations.

    Limitation On Sale And Lease-Back Transactions.  Other than as provided below under "—Exempted Liens and Sale and Lease-Back Transactions," neither we nor any Restricted Subsidiary will enter into any arrangement with any lessor (other than Hilton or a Restricted Subsidiary), providing for the lease to us or a Restricted Subsidiary for a period of more than three years (including renewals at the option of the lessee) of any Principal Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such lessor or to any other Person, and for which funds have been or are to be advanced by such lessor or other Person on the security of the leased property ("Sale and Lease-Back Transaction"), unless either:

  (a)
  we or such Restricted Subsidiary would be entitled, pursuant to the provisions described in clauses (1) through (14) under "—Limitation on Liens" above, to create, assume or suffer to exist a Lien on the property to be leased without equally and ratably securing the notes, or

  (b)
  an amount equal to:

  •
  the greater of the net cash proceeds of such sale or the fair market value of such property (in the opinion of our board of directors), less

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    •
    the fair market value (in the opinion of our board of directors) of any noncash proceeds of the sale of such property (provided such noncash proceeds constitute "Principal Property," acquired on the date the property sold in the Sale and Lease-Back Transaction was acquired by us or any of our Restricted Subsidiaries), is applied within 180 days to the retirement or other discharge of the notes or Debt ranking on a parity with the notes.

    Exempted Liens And Sale And Lease-Back Transactions.  Notwithstanding the restrictions set forth in "—Limitation on Liens" and "—Limitation on Sale and Lease-Back Transactions" above, we or any Restricted Subsidiary may create, assume or suffer to exist Liens or enter into Sale and Lease-Back Transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect thereto, the sum of outstanding Debt secured by such Liens (not including Liens permitted under "—Limitation on Liens" above) plus all Attributable Debt in respect of such Sale and Lease-Back Transactions entered into (not including Sale and Lease-Back Transactions permitted under "Limitation on Sale and Lease-Back Transactions"), measured, in each case, at the time any such Lien is incurred or any such Sale and Lease-Back Transaction is entered into, by us and Restricted Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

    "Attributable Debt" with respect to any Sale and Lease-Back Transaction that is subject to the restrictions described under "—Limitation on Sale and Lease-Back Transactions" means the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with generally accepted accounting principles, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

    "Capital Improvements" means additions to properties or renovations or refurbishing of properties which are designed to substantially upgrade such properties or significantly modernize the operation thereof.

    "Debt" means notes, bonds, debentures or other similar evidences of Debt for borrowed money or any guarantee of any of the foregoing.

    "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interest is owned, directly or indirectly, by Hilton and/or one or more Subsidiaries.

    "Lien" means any mortgage, pledge, lien, encumbrance or other security interest to secure payment of Debt.

    "Principal Property" means any real estate or other physical facility or depreciable asset, the net book value of which on the date of determination exceeds the greater of $50 million or 5% of Consolidated Net Tangible Assets of Hilton.

    "Restricted Subsidiary" means any Subsidiary of Hilton organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America (x) which owns, or is a lessee pursuant to a capital lease of, any Principal Property or (y) in which the investment of Hilton and all of its Subsidiaries exceeds 5% of Consolidated Net Tangible Assets as of the date of such determination other than, in the case of either clause (x) or (y), (i) each Subsidiary whose business primarily consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (ii) each Subsidiary formed or acquired after the date hereof for the purpose of developing new assets or acquiring the business or assets of another Person and which does not acquire any part of the business or assets of Hilton or any Restricted Subsidiary and (iii) Subsidiaries whose principal business is conducting Hilton's timeshare businesses.

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    "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is, at the time, directly or indirectly, owned by Hilton or by one or more of its Subsidiaries, or by Hilton and one or more Subsidiaries.

Book-Entry System, Form And Delivery

    The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

    DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchaser of notes, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

    To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

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    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

    Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

    In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

    Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC.

    DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

    Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

    DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

    As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

  •
  an event of default under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

    We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

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UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated May 8, 2001, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as joint book-running managers, and Banc of America Securities LLC and UBS Warburg LLC are acting as co-lead managers, the following respective principal amount of the notes:

Underwriter	Principal Amount
Credit Suisse First Boston Corporation	$120,000,000
Morgan Stanley & Co. Incorporated	58,000,000
Banc of America Securities LLC	58,000,000
UBS Warburg LLC	20,000,000
First Union Securities, Inc.	20,000,000
Scotia Capital (USA) Inc.	20,000,000
Wachovia Securities, Inc.	20,000,000
Banc One Capital Markets, Inc.	12,000,000
BNY Capital Markets, Inc.	12,000,000
Credit Lyonnais Securities (USA) Inc.	12,000,000
SG Cowen Securities Corporation	12,000,000
Wells Fargo Institutional Brokerage & Sales	12,000,000
Deutsche Banc Alex. Brown Inc.	12,000,000
Goldman, Sachs & Co	8,000,000
Utendahl Capital Partners, L.P.	4,000,000

Total	$400,000,000

    The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.375% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per note on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

    We estimate that our out of pocket expenses for this offering will be approximately $150,000.

    The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

    The offering is being conducted in accordance with the applicable provisions of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

    We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act.

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  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

    Certain legal matters relating to the issuance and sale of the notes will be passed upon for us by Madeleine A. Kleiner, Executive Vice President, General Counsel and Corporate Secretary of Hilton. Certain legal matters relating to the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

    The consolidated financial statements incorporated by reference in this prospectus supplement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

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QuickLinks

TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
HILTON HOTELS CORPORATION
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL MATTERS
EXPERTS